Exhibit 3.1

ANNEX C

GRAHAM ALTERNATIVE INVESTMENT FUND II LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

May 2, 2022

ANNEX C

i

ANNEX C

7.2	Valuation of Assets.	22
7.3	Determinations by Manager.	24
7.4	Books and Records.	24
7.5	Tax Matters.	24
7.6	Confidentiality.	24

ARTICLE VIII GENERAL PROVISIONS		25

8.1	Amendment.	25
8.2	Notices.	26
8.3	Successors and Assigns.	26
8.4	Governing Law.	26
8.5	Not for Benefit of Creditors.	27
8.6	Consents.	27
8.7	Certification of Non-Foreign Status.	27
8.8	Bank Holding Company Act.	27
8.9	Miscellaneous.	28

ii

ANNEX C

NOTICE

NEITHER GRAHAM ALTERNATIVE INVESTMENT FUND II LLC (THE “FUND”) NOR THE UNITS THEREIN HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES.  THE OFFERING OF SUCH UNITS IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FOR OFFERS AND SALES OF SECURITIES WHICH DO NOT INVOLVE ANY PUBLIC OFFERING, AND ANALOGOUS EXEMPTIONS UNDER STATE SECURITIES LAWS.

THE DELIVERY OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF INTERESTS IN THE FUND IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

iii

ANNEX C

GRAHAM ALTERNATIVE INVESTMENT FUND II LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Graham Alternative Investment Fund II LLC is entered into as of the 2nd day of May, 2022, by and among Graham Capital Management, L.P. as Manager and the persons who agree from time to time to be bound by this Agreement as Members. This Agreement amends and restates that certain Amended and Restated Limited Liability Company Agreement between the parties dated as of the 4th day of April, 2015 (as amended from time to time) in its entirety.
ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§18-101 to 18-1109, as in effect on the date hereof, and as amended from time to time, or any successor law.

“Administration Fees” means the Advisory Fee and the Sponsor Fee.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, or any successor law.

“Advisory Fee” means the fee referred to in Section 3.7.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Capital Account” means with respect to each Member a capital account established and maintained on behalf of such Member as described in Section 3.3.  A separate Capital Account shall be maintained for each Class of Units held by each Member.

“Carryforward Loss” with respect to each Class of Units shall initially be zero upon the issuance of such Class and shall be increased (in the case of Net Capital Depreciation) or decreased (but not below zero) (in the case of Net Capital Appreciation) as of the end of each Incentive Period thereafter by the amount of any Net Capital Depreciation or Net Capital Appreciation, as the case may be, with respect to such Class during such Incentive Period then ended. In addition, the Carryforward Loss for a Class for any Incentive Period shall be proportionately reduced effective as of the date of redemption of any Units of such Class by multiplying (i) the Carryforward Loss for such Class immediately prior to such redemption by (ii) the ratio that the amount of assets redeemed from such Class bears to the Net Assets of such Class immediately prior to such redemption.

ANNEX C

“Class” means a class of Units issued by the Company with respect to any Series, as determined by the Manager from time to time pursuant to this Agreement.  The Classes of Units currently issued by the Company are:

(a)	the Class 0 Units of the Core Macro Portfolio (“Class 0 Units”);

(b)	the Class 2 Units of the Core Macro Portfolio (“Class 2 Units”); and

(c)	Management Units.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Company” means the limited liability company governed by this Agreement.

“Core Macro Portfolio” means a Series representing a pool of assets traded pursuant to one or more discretionary and one or more systematic investment programs determined by the Manager.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Feeder Funds” means Graham Alternative Investment Trading LLC, a Delaware limited liability company, and any other feeder fund established and managed by the Manager and in which the Company invests as the Manager may determine from time to time.

“Fiscal Period” means the period which starts on the date the Company commences operations, and thereafter each period which starts on the day immediately following the last day of the preceding Fiscal Period, and which ends on the first to occur of the following dates:

(a)          the last day of each calendar month;

(b)        any date as of which any withdrawal or distribution of capital is made by or to any Member or as of which this Agreement provides for any amount to be debited against the Capital Account of any Member, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Members which does not result in any change of any Member's Ownership Percentage; or

(c)         the date which immediately precedes any date as of which a contribution to capital is accepted by the Company from any new or existing Member or as of which this Agreement provides for any amount to be credited to the Capital Account of any Member, other than an allocation to the Capital Accounts of all Members which does not result in any change of any Member's Ownership Percentage.

“Fiscal Year” means each period commencing on January 1 of each year and ending on December 31 of each year (or on the date of a final distribution pursuant to Section 6.2(a)(iii)), unless the Manager shall elect another fiscal year for the Company which is a permissible year under the Code.

ANNEX C

“Graham LLC” means Graham Capital LLC, an affiliate of the Manager, or any successor designated by the Manager.

“Incentive Allocation” means the special allocation of a portion of the net profits of the Company to Graham LLC as provided in Section 3.6.

“Incentive Period” means, with respect to each Unit, the initial period commencing on the date of issuance to a Member of such Unit, and thereafter each period commencing as of the day following the last day of the preceding Incentive Period with respect to such Unit, and ending at the close of business on the first to occur of the following:

(a)         the last day of each fiscal quarter;

(b)         the day as of which such Unit is redeemed, or a distribution is made with respect to such Unit; or

(c)         the date as of which such Unit is Transferred to a third party (unless otherwise agreed by the Manager).

“Investments” means futures or forward contracts, whether traded on exchanges or in over-the-counter markets; currencies, swaps and other derivatives; any options to acquire any of the above; and any other assets of any kind held by the Company.

“Majority of the Members” means Members whose aggregate Ownership Percentages exceed fifty percent (50%) of the aggregate Ownership Percentages of all Members other than the Manager.

“Management Units” means Classes of Units solely issued to and held by the Manager, which currently comprise the Core Macro Portfolio Management Units.

“Manager” means Graham Capital Management, L.P., a Delaware limited partnership, or any successor to the business of the Manager.

“Master Fund” means one or more trading vehicles established and managed by the Manager in which the Feeder Funds and other clients of the Manager invest.

“Member” means the Manager and any other person admitted to the Company as a Member, until the entire ownership interest of such person has been withdrawn or redeemed pursuant to Section 5.4 or a substitute Member or Members are admitted with respect to such person's entire ownership interest.

ANNEX C

“Net Assets” with respect to each Series means the total value, as determined by the Manager in accordance with Section 7.2, of all Investments of such Series (including net unrealized appreciation or depreciation of Investments and accrued interest and dividends receivable net of withholding taxes), less an amount equal to all accrued debts, liabilities and obligations of such Series (including reserves for contingencies).  Except as otherwise expressly provided herein, Net Assets of any Series as of the first day of any month shall equal the Net Assets of such Series as of the close of the immediately preceding month, but after giving effect to (i) any redemptions of Units of such Series or distributions payable to any Member with respect to such Series which are effective as of the last day of such immediately preceding month, (ii) any Administration Fees accruing as of such date with respect to such Series, and (iii) any capital contributions made by any Member with respect to such Series subsequent to the last day of such immediately preceding month; and Net Assets as of the last day of any month shall be determined before giving effect to any of the amounts referred to in clause (i) or (ii) of this sentence.

“Net Asset Value” means the Net Assets of the Company, or, with respect to any Class or Series, the Net Assets of the Company attributable to such Class or Series.

“Net Asset Value Per Unit” means, with respect to Units of any Class, the Net Asset Value of such Class divided by the number of outstanding Units of such Class as of the applicable date.  The initial Net Asset Value Per Unit of each Class, as of the closing of the initial sale of Units, shall be $100.

“Net Capital Appreciation” with respect to any Series means the excess of the Net Assets of such Series on the last day of a Fiscal Period over the Net Assets of such Series on the first day of the same Fiscal Period, after subtracting any capital contributions by Members during the Fiscal Period with respect to such Series and adding any distributions to or withdrawals by Members during the Fiscal Period with respect to such Series.

“Net Capital Depreciation” with respect to any Series means the excess of the Net Assets of such Series on the first day of a Fiscal Period over the Net Assets of such Series on the last day of the same Fiscal Period, after subtracting any capital contributions by Members during the Fiscal Period with respect to such Series and adding any distributions to or withdrawals by Members during the Fiscal Period with respect to such Series.

“New High Net Trading Profits” for any Class of the Core Macro Portfolio for any Incentive Period shall mean the Net Capital Appreciation for such Incentive Period (but before any accrual for the Incentive Allocation for such Incentive Period) minus the Carryforward Loss, if any, as of the beginning of the Incentive Period, for such Class.

“Offshore Feeder” means Graham Alternative Investment Ltd., a British Virgin Islands business company through which the Company will hold all of its Securities.

“Ownership Percentage” means a percentage established on the Company's books as of the first day of each Fiscal Period for each Member with respect to each Class.  The Ownership Percentage of a Member for a Fiscal Period and Class shall be determined by dividing the amount of the Member's Capital Account for such Class as of the beginning of the Fiscal Period (after adjustment for any contributions to the capital of the Company which are effective on such date) by the sum of the Capital Accounts of all of the Members of such Class as of the beginning of the Fiscal Period (after adjustment for any contributions to the capital of the Company which are effective on such date).  The sum of the Ownership Percentages of all Members for each Fiscal Period and each Class shall equal one hundred percent (100%).

ANNEX C

“Register of Members” means a register to be maintained by the Company in accordance with this Agreement showing the name, address, date of admission, amount of initial capital contribution and of any additional capital contribution, amount of any withdrawal and amount of any transfer with respect to each Member.

“Series” means a separate series of Units established by the Company from time to time pursuant to the Act and this Agreement.  The Company currently has one Series, the Core Macro Portfolio.  The Core Macro Portfolio was established and previously designated as the Blended Strategies Portfolio.  However, effective as of May 2, 2022, the Blended Strategies Portfolio is hereby redesignated as the Core Macro Portfolio.

“Sponsor Fee” means the fee referred to in Section 3.8.

“Transfer” means any sale, exchange, transfer, assignment, pledge or granting of another form of security interest or other disposition by a Member of all or a part of an interest in the Company to another party, whether voluntary or involuntary.

“Unit” means the units of limited liability company interest issuable in different Classes, each representing an ownership interest in the Company.  Upon the closing of the initial issuance of Units, one Unit of each Class shall be issued with respect to each $100 contributed to the capital of the Company by a Member with respect to such Class.  Thereafter, Units shall be issued at the Net Asset Value Per Unit of the relevant Class as of the date of issuance.

ARTICLE II
ORGANIZATION

2.1	Formation; Series Limited Liability Company.

(a)         The Company was formed as a limited liability company under and pursuant to the Act on May 16, 2006 upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Act, and became a series limited liability company under and pursuant to the Act pursuant to the filing of a Certificate of Amendment on March 28, 2013.

(b)          The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein.

(c)          As a series limited liability company, separate and distinct records shall be maintained for each Series, and the assets associated with each Series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Company, or any other Series.  Debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series.

ANNEX C

(d)         The Manager shall execute, acknowledge and file any amendments to the Certificate of Formation as may be required by the Act and any other instruments, documents and certificates which, in the opinion of the Company's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Company.

2.2	Name.

The name of the Company shall be “Graham Alternative Investment Fund II LLC” or such other name as the Manager may hereafter adopt upon (i) causing an amendment to the Certificate of Formation to be filed with the Secretary of State of the State of Delaware; and (ii) sending notice thereof to the Members.  The Company shall have the exclusive ownership and right to use the Company name so long as the Company continues, despite the withdrawal, expulsion, resignation or removal of any Member, but upon the Company's termination, the Company shall assign the name and the goodwill attached thereto to the Manager.

2.3	Registered Office and Agent.

The Company shall have its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808 or at such other places as the Manager may designate from time to time, and its initial registered agent in Delaware shall be Corporation Service Company.

2.4	Purpose.

The objective of the Company shall be to purchase, sell (including short sales), invest and trade in Investments, and to engage in financial transactions relating thereto, either directly or indirectly through the Offshore Feeder, the Feeder Funds and the Master Funds.  In furtherance of such purpose, the Company shall have the power to buy, sell and otherwise invest and dispose of the assets of the Company, including without limitation to invest all or a substantial portion of the assets of the Company in the Feeder Funds through the Offshore Feeder, and to enter into, make, execute, deliver and perform all contracts, agreements and other undertakings, and engage in all activities and transactions, as may in the opinion of the Manager be necessary or advisable to carry out such purpose.

2.5	Classes and Series of Units.

(a)          The Manager has as of the date hereof established three (3) Classes of Units, being the Class 0 Units (Core Macro Portfolio), the Class 2 Units (Core Macro Portfolio) and the Management Units (Core Macro Portfolio).  Each of the Class 0 Units, Class 2 Units and the Management Unites were established and previously designated as Units in the Blended Strategies Portfolio.  However, effective as of May 2, 2022, the Blended Strategies Portfolio is hereby redesignated as the Core Macro Portfolio, and such Class 0 Units, Class 2 Units and Management Units are accordingly redesignated as listed herein.

ANNEX C

(b)         The Manager may establish additional Classes or Series of Units, each of which may be subject to such fees, expenses or other terms as shall be determined by the Manager.

(c)          A Member may be a Member of one or more Classes or Series.  Separate Capital Accounts shall be maintained for each Member with respect to each Class and Series of Units, and all of the provisions of this Agreement shall apply to each Class and Series as if such Class and Series of Units were a separate legal entity.  Any item of income or expense relating to a specific Class or Series shall be allocated solely to the Capital Accounts of the Members participating in such Class or Series, and any item of income or expense of the Company not relating to a specific Class or Series shall be allocated among the Classes and Series in proportion to their respective Net Asset Values or in such other manner as the Manager shall determine to be equitable.

ARTICLE III
CAPITAL

3.1	Contributions to Capital.

(a)         The minimum initial contribution of each Member to the capital of the Company shall be $10,000 for Class 0 Units and $10,000 for Class 2 Units, or such lesser amount as the Manager may permit.  Initial contributions to the capital of the Company may be accepted on the first day of each calendar month (or on such other day as may be approved in advance by the Manager).

(b)          The Members may make additional contributions to the capital of the Company at such times and in such amounts as the Manager may permit.  No Member shall be obligated to make any additional contribution to the capital of the Company.

(c)          The Manager may make additional contributions to the capital of the Company at any time.  The Manager has been issued the Management Units.

(d)          Except as otherwise permitted by the Manager, in its sole discretion (i) initial and any additional contributions to the capital of the Company by any Member shall be payable in cash or in such Investments, valued in accordance with Section 7.2, as the Manager may agree to accept on behalf of the Company, and (ii) initial and any additional contributions shall be payable in one installment and shall be paid prior to the date of the proposed acceptance of the contribution (or within five business days thereafter with the Manager's approval).

ANNEX C

(e)          The Company shall issue additional Units to Members making additional contributions to the capital of the Company.  The number of Units shall be determined by dividing the amount of the additional contribution by the Net Asset Value Per Unit of the Class of Units for which the Member is subscribing as of the effective date of the contribution.

3.2	Rights of Members in Capital.

No Member shall have the right to distributions or the return of any contribution to the capital of the Company except (i) upon the redemption by the Company of some or all of such Member’s Units pursuant to Section 5.4 or (ii) upon the dissolution of the Company pursuant to Section 6.2.  The entitlements to any such return at such time shall be limited to the Net Asset Value of the Units held by such Member.  No Member shall be entitled to interest on such Member's contributions to the capital of the Company.

3.3	Capital Accounts.

(a)          The Company shall maintain a separate Capital Account for each Class of Units held by each Member.

(b)          Each Capital Account of each Member shall have an initial balance equal to the amount of such Member's initial contribution to the capital of the Company that is attributable to the Class to which such Capital Account relates.

(c)          At the beginning of each Fiscal Period, each Capital Account of each Member shall be increased by the amount of any capital contribution made by such Member as of such date that is attributable to the Class to which such Capital Account relates.

(d)          At the end of each Fiscal Period, each Capital Account of each Member shall be (i) increased or decreased by the amount credited or debited to such Capital Account pursuant to Section 3.4, (ii) decreased by the amount of any redemptions of Units of such Class of such Member as of such date pursuant to Section 5.4, and (iii) decreased by the amount of any Administration Fees in respect of such Capital Account pursuant to Sections 3.7, 3.8 and 3.9 or any other charges to such Capital Account as provided in this Agreement.

(e)          In the event some or all of the Units of a Member are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the Net Asset Value of the Transferred Units.

3.4	Allocation of Net Capital Appreciation or Net Capital Depreciation.

At the end of each Fiscal Period, each Capital Account of each Member (including the Manager) for such Fiscal Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, to each Capital Account of each Member (including the Manager) in proportion to their respective Ownership Percentages for such Fiscal Period.

ANNEX C

3.5	Allocation of Withholding Taxes and Certain Other Expenditures.

(a)          If the Company incurs a withholding tax or other tax obligation (including, for the avoidance of doubt, any tax withheld from the Company or paid over by the Company, in each case, directly or indirectly, with respect to or on behalf of a Member, and interest, penalties and/or any additional amounts with respect thereto, including, without limitation, (i) a tax that is determined based on the status, action or inaction (including the failure of a Member (or a holder of a beneficial interest in such Member) to provide information to eliminate or reduce withholding or other taxes of a Member (or a holder of a beneficial interest in such Member), or (ii) an “imputed underpayment” within the meaning of Section 6225 of the Code and any other similar tax, attributable to a Member (or a holder of a beneficial interest in such Member), as determined by the Manager in its discretion)) with respect to the portion of the income of the Company allocable to any Member or former Member, then the Manager, without limitation of any other rights of the Company or the Manager, shall cause the amount of such obligation to be debited against the Capital Account of such Member as of the close of the Fiscal Period during which the Company pays such obligation.  If the amount of such taxes is greater than such Capital Account balance, then such Member or former Member and any successor to such Member’s Interest shall pay to the Company as a contribution to capital, upon demand, the amount of such excess.  Any such withholding or other taxes related to specific Members shall be treated as a distribution to such Members and shall not be included as an expense of the Company for purposes of calculating Net Capital Appreciation or Net Capital Depreciation.  Furthermore, such taxes will not be deducted as an expense of the Company for the relevant period in which such taxes were incurred for purposes of calculating the Advisory Fee and Incentive Allocation due with respect to such Member. Neither the Manager nor the Company shall be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. This Section 3.5(a) shall survive the withdrawal of any Member or termination of the Company.

(b)         Except as otherwise provided for in this Agreement, any expenditures payable by the Company, to the extent determined by the Manager to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments.  Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were accrued by the Company.

(c)         If any amount is debited from the Capital Account of any Class of any Member pursuant to this Section 3.5, then a number of Units of the same Class held by such Member having an aggregate Net Asset Value equal to such amount shall simultaneously be cancelled.

3.6	Incentive Allocation.

As of the end of each Incentive Period with respect to each Class 0 Unit and Class 2 Unit of the Core Macro Portfolio, an amount (the “Incentive Allocation”) equal to twenty percent (20%) of the New High Net Trading Profits with respect to such Class as of the end of such Incentive Period shall be deducted from the Net Asset Value of such Class and credited to the Capital Account of Graham LLC.

ANNEX C

3.7	Advisory Fee.

As of the last day of each month, an amount equal to one-twelfth of one point fifty percent (1.50%) of each Capital Account of each Member of the Core Macro Portfolio, as of the last business day of such month, after taking into account the allocation of Net Capital Appreciation or Net Capital Depreciation to such Member's Capital Accounts effective as of the end of such month, but before any redemptions or distributions or the Incentive Allocation effective as of the end of such month, shall be deducted from each Capital Account of each Member and paid to the Manager.

3.8	Sponsor Fee.

As of the last day of each month, an amount equal to the following percentage of each Capital Account of each Member as of the last business day of such month, after taking into account the allocation of Net Capital Appreciation or Net Capital Depreciation to such Member's Capital Accounts effective as of the end of such month, but before any redemptions or distributions or the Incentive Allocation effective as of the end of such month, shall be deducted from each Capital Account of each Member and paid to the Manager (the “Sponsor Fee”):

(a)	with respect to the Class 0 Units of the Core Macro Portfolio, one-twelfth of one half of one percent (0.50%); and

(b)	with respect to the Class 2 Units of the Core Macro Portfolio, one-twelfth of one and one quarter percent (1.25%).

3.9	Waiver or Reduction of Incentive Allocation or Administration Fees.

The Manager may in its discretion waive or reduce the Incentive Allocation or any of the Administration Fees calculated with respect to, and deducted from, the Capital Account of any Member.

3.10	Allocations for Income Tax Purposes.

In each Fiscal Year, items of income, deduction, gain, loss or credit that are recognized for income tax purposes shall be allocated among the Members in such manner as to reflect equitably amounts credited to or debited against each Capital Account of each Member, whether in such Fiscal Year or in prior Fiscal Years.  To this end, the Company shall establish and maintain records which shall show the extent to which the Capital Account of each Member shall, as of the last day of each Fiscal Year, be comprised of amounts which have not been reflected in the taxable income of such Member.  To the extent deemed by the Manager to be feasible and equitable, taxable income and gains in each Fiscal Year shall be allocated among the Members who have enjoyed the related credits, and items of deduction, loss and credit in each Fiscal Year shall be allocated among the Members who have borne the burden of the related debits.  The Manager may, in its sole discretion, elect to use an "aggregate" allocation method permitted under Section 704(b)-(c) of the Code and the regulations thereunder.  Taxable gain or loss realized from the sale of securities which were contributed in kind by a Member (other than gain which was recognized by such contributing Member upon such contribution pursuant to Section 721(b) of the Code) shall be allocated to the contributing Member to the extent required under Section 704(c) of the Code and the regulations promulgated thereunder.  In the event a Member withdraws all or part of such Member’s Capital Account, the Manager may in its sole discretion make a special allocation to the Member for federal income tax purposes of the capital gains, ordinary income, deductions, capital losses or ordinary losses recognized by the Company in such a manner as will reduce or increase, as the case may be, the amount, if any, by which the balance of such Member’s Capital Account exceeds or is less than, as the case may be, its federal income tax basis in its interest in the Company before such allocation.

ANNEX C

3.11	Distributions.

Except as set forth in Section 6.2(a)(iii), distributions shall be made at such time or times as the Manager may determine and shall be deducted from the Capital Accounts of the Members as of the date of the distribution.  All distributions pursuant to this Section 3.11 shall be made to the Members pro rata in proportion to their Ownership Percentages.

ARTICLE IV
MANAGEMENT

4.1	Rights, Duties and Powers of the Manager.

(a)          Subject to the terms and conditions of this Agreement, the Manager shall have complete and exclusive responsibility for managing and administering the affairs of the Company, and shall have the power and authority to do all things necessary or proper to carry out its duties hereunder.

(b)          Without limiting the generality of the Manager's duties and obligations hereunder, the Manager shall have full power and authority:

(i)          to purchase, sell, exchange, trade and otherwise deal in and with Investments, including without limitation to cause the Company to invest all or substantially all of its assets in the Offshore Feeder and, indirectly, the Feeder Funds and the Master Funds;

(ii)       to make all decisions relating to the manner, method and timing of investment and trading transactions, to select brokers, dealers or other financial intermediaries (including any firms with which the Manager is affiliated or associated) for the execution, clearance and settlement of any transactions on such terms as the Manager considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions;

(iii)        to trade on margin, to borrow from banks or other financial institutions, and to pledge Company assets as collateral therefor;

ANNEX C

(iv)       to arrange for the custody of all assets acquired or held on behalf of the Company, to direct custodians to deliver funds or Investments for the purpose of effecting transactions, and to instruct custodians to exercise or abstain from exercising any right or privilege attaching to assets;

(v)        to solicit investments in the Company and to file all such documents and take all such other actions as may be necessary or appropriate to qualify ownership interests in the Company for offer and sale in any jurisdiction;

(vi)        to receive from Members contributions to the capital of the Company;

(vii)       to conduct meetings of the Members;

(viii)      to open, maintain and close bank accounts and custodial accounts for the Company and draw checks and other orders for the payment of money;

(ix)        to disburse payments to Members in connection with withdrawals from the Company;

(x)         to disburse payments as provided for in this Agreement;

(xi)        to pay all expenses relating to the organization of the Company (including attorneys' fees);

(xii)      to engage such attorneys, accountants and other professional advisers and consultants as the Manager may deem necessary or advisable for the affairs of the Company;

(xiii)      to furnish Members with the reports described in Section 7.1;

(xiv)      to furnish Members with copies of all amendments to this Agreement;

(xv)       to issue to any Member, in such form and on such terms as the Manager may consider appropriate, an instrument certifying that such Member is the owner of an interest in the Company;

(xvi)      to prepare and file, on behalf of the Company, any required tax returns and all other documents relating to the Company and to make any elections (required or otherwise) in connection therewith;

(xvii)     to commence or defend litigation that pertains to the Company or its assets;

(xviii)    to provide office space, office and executive staff and office supplies and equipment for the Company's principal office;

ANNEX C

(xix)     to cause the Company, if and to the extent the Manager deems such insurance advisable, to purchase or bear the cost of (A) any insurance covering the potential liabilities of the Company, the Manager and their partners, officers, employees and agents, (B) fidelity or other insurance relating to the performance by the Manager of its duties to the Company, (C) key-man life insurance on the lives of the key employees of the Manager and (D) fidelity insurance;

(xx)       in the normal course of the Company's business and for any Company purpose, including without limitation payment of the Company's operating expenses, to cause the Company to borrow money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments and evidences of indebtedness, and secure the payment thereof by mortgage, pledge or assignment of or security interest in all or any part of the Investments then owned or thereafter acquired by the Company;

(xxi)      generally to provide all other executive and administrative undertakings for and on behalf of the Company; and

(xxii)     subject to the other terms and provisions of this Agreement, to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 4.1, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Members or with any other person, firm or corporation having any business, financial or other relationship with any Member or Members.

(c)         The Manager (or such other person as shall be designated by the Manager from time to time) shall be the “partnership representative” of the Company within the meaning of Section 6223 of the Code and shall also serve as the tax matters partner for purposes of Section 6231(a)(7) of the Code (prior to any amendments made by the Bipartisan Budget Act of 2015).  Each Member agrees not to treat, on such Member's personal U.S. federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company.  The Manager shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other revenue laws and is authorized to represent the Company in connection with all tax audits, examinations and investigations of the affairs of the Company by any federal, state or local tax authority, including any resulting administrative and judicial proceedings.

(d)        The Manager may delegate to any person or persons any of the powers and authority vested in it hereunder, and may engage such person or persons to provide administrative and accounting services to the Company, on such terms and conditions as it may consider appropriate.

ANNEX C

4.2	Expenses.

(a)         The Manager, not the Company, shall pay all of the Manager's operating and overhead costs, including providing and paying for its own professional and administrative staff and office space.

(b)          The Company shall pay, or shall reimburse the Manager, for all other costs and expenses arising in connection with the Company's investments, operations and business (whether incurred directly by the Company or indirectly through the Offshore Feeder, the Feeder Funds or the Master Funds), including, without limitation, the following expenses: all direct costs associated with its assets allocated to the various trading strategies, whether discretionary or  quantitative, as the case may be, utilized on the Company’s behalf and all other expenses related to the operations and business of the Company including, but not limited to, all expenses of investment transactions such as brokerage commissions and exchange, clearing or regulatory fees and expenses; interest, commitment fees and other costs related to borrowing; transaction fees, finder’s fees, sourcing fees, investment banking fees, origination fees and other similar fees and expenses; fees and expenses of the Company’s administrator; custodial fees; bank service fees; costs of news, research, data and quotation services, software and equipment, including Bloomberg terminals; third-party investment and trading, risk-management and portfolio management related services, licensing, systems, hardware and software (including the third-party installation, programming or servicing related thereto), including trade order management, collateral and margin management and accounting services, licensing, systems, hardware and software; costs of connectivity services; data storage costs; fees and expenses related to the Company’s currency conversion and hedging activities; other hedging costs; membership, license and similar charges in connection with exchange memberships; income taxes, withholding taxes, transfer taxes and other governmental charges and duties; governmental, registration, license, membership or related fees or expenses payable to any regulatory or self-regulatory organization (including costs associated with preparing and filing regulatory reports such as Form 10-K, Form 10-Q, NFA Form PQR and MiFID trade and transaction reports) or in connection with the distribution of the Units in any jurisdiction; costs of compliance with FATCA, CRS or other similar rules; professional fees of tax advisors, accountants and attorneys; costs for D&O, E&O, cybersecurity and other insurance for the Company and the Manager; the costs of maintaining the Company’s registered office; the costs of printing and distributing offering materials and Net Asset Value reports and notices to Members or holding meetings of Members; fees and expenses paid to outside counsel, accountants, experts and other third parties in connection with sourcing, investigating, analyzing, evaluating and conducting due diligence and surveillance on, monitoring and conducting background checks in connection with, existing and potential investments (whether or not consummated); costs of negotiating trading counterparty and service provider agreements; legal and third party costs incurred in connection with settling trades; legal fees and costs (including settlement costs) arising in connection with any litigation, arbitration, investigation or other proceeding related to any portfolio investment; legal and compliance expenses (including responding to formal and informal inquiries, indemnification expenses and expenses associated with regulatory filings relating to the Company and its portfolio investments); legal and tax structuring expenses; costs of any external appraisers; direct expenses or fees for third parties related to monitoring and responding to class action and other claims (including contingency fees); and all other expenses incurred in connection with locating, evaluating, purchasing, selling or holding investments.

ANNEX C

(c)          The Manager shall be entitled to reimbursement from the Company for any of the above expenses that it pays on behalf of the Company.

4.3	Rights of Members.

Except as otherwise provided in this Agreement, the Members shall take no part in the management or control of the Company's business.  Members shall have no right or authority to act for the Company or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.  Except as otherwise provided by law, the liability of each Member is limited to the amount of such Member's capital contributions.

4.4	Other Activities of Members.

The Manager shall not be required to devote full time to the affairs of the Company, but shall devote such time as may be reasonably required therefor.  The Manager and each Member may engage in or possess an interest in any other business venture of any kind, regardless of whether or not such interest may potentially be in conflict with the interests of the Company.  Neither the Manager nor any Member, nor any of their respective partners, directors, officers, shareholders, affiliates or employees, shall have any obligation to disclose or refer any investment or other opportunity to the Company or any other Member.

4.5	Duty of Care; Indemnification.

(a)         The Manager shall not be liable to the Company or to any of its Members for any loss or damage occasioned by any acts or omissions in the performance of its services as Manager, unless such loss or damage is due to the gross negligence, bad faith or willful misfeasance of the Manager, or as otherwise required by law.

(b)         The Manager (which shall include for this purpose each of its partners, general partners, officers, employees, agents and each person who controls any of them, and their executors, heirs, assigns, successors and other legal representatives) shall be indemnified to the fullest extent permitted by law by the Company (but not by the Members individually) against any cost, expense (including attorneys' fees), judgment or liability reasonably incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Manager; provided, however, that the Manager shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined in a decision on the merits in any such action, suit or proceeding to have been incurred or suffered by the Manager by reason of its gross negligence, bad faith or willful misfeasance.  The right to indemnification granted by this Section 4.5 shall be in addition to any rights to which the Manager may otherwise be entitled and shall inure to the benefit of the successors or assigns of the Manager.  The Company shall pay the expenses incurred by the Manager in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Manager to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein.  The Manager may not satisfy any right of indemnity or reimbursement granted in this Section 4.5 or to which it may be otherwise entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement.  The Manager may obtain appropriate insurance on behalf of the Company to secure the Company's obligations hereunder.

ANNEX C

(c)          Notwithstanding Sections 4.5(a) and (b), nothing contained in this Agreement shall constitute a waiver by any Member of any of such Member’s legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

ARTICLE V
 ADMISSIONS, TRANSFERS AND REDEMPTIONS

5.1	Admission of Members.

The Manager may, on the first day of each Fiscal Period (or on such other day or days as the Manager may determine), and without advance notice to or consent from the Members, admit any person who shall agree to be bound by all of the terms of this Agreement as a Member, unless the investment by such Member in the Company would have any of the effects described in clauses (i) through (v) of Section 5.2(b) herein.  The Manager shall have the absolute discretion to cause the Company to accept or reject subscriptions for Units.  Effective upon such admission, the Register of Members shall be revised to reflect the name and the required contribution to the capital of the Company of such additional Member and the number of Units issued to such Member.

5.2	Transfer of Units of Members.

(a)          No Transfer of any Member's Units, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Member, unless the prior written consent of the Manager has been obtained, which consent may be withheld in its sole and absolute discretion.  In the event of any Transfer, all of the conditions of the remainder of this Section 5.2 must also be satisfied. Notwithstanding the foregoing, assignment of the economic benefits of ownership of Units of the Fund may be made without the Manager’s consent, provided that the assignee is not an ineligible or unsuitable investor under applicable law (which would include, for example, the causing of events listed in Section 5.2(b)).

(b)          No Transfer of any Member's Units, whether voluntary or involuntary, shall be valid or effective unless the Manager determines, after consultation with legal counsel acting for the Company, that such Transfer will not, unless waived by the Manager:

(i)          require registration of any Units under any securities laws of the United States of America, any state thereof or any other jurisdiction;

ANNEX C

(ii)         subject the Company to registration under any securities or commodities laws of the United States of America, any state thereof or any other jurisdiction;

(iii)        result in the Company being deemed to be a "publicly traded partnership" for purposes of Section 7704 of the Code;

(iv)         result in the assets of the Company becoming "plan assets" within the meaning of ERISA; or

(v)         violate or be inconsistent with any representation or warranty made by the transferring Member at the time the Member subscribed to purchase Units.

The transferring Member, or such Member’s legal representative, shall give the Manager written notice before making any voluntary Transfer and within thirty (30) days after any involuntary Transfer and shall provide sufficient information to allow legal counsel acting for the Company to make the determination that the proposed Transfer will not result in any of the consequences referred to in clauses (i) through (vi) above.  If a Transfer occurs by reason of the death of a Member or assignee, the notice may be given by the duly authorized representative of the estate of the Member or assignee.  The notice must be supported by proof of legal authority and valid assignment acceptable to the Manager.

(c)          In the event any Transfer permitted by this Section 5.2 shall result in multiple ownership of any Member's interest in the Company, the Manager may require one or more trustees or nominees to be designated to represent a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferor as a Member had pursuant to the provisions of this Agreement.

(d)        A transferee shall be entitled to the allocations and distributions attributable to the Units transferred to such transferee and to transfer or redeem such Units in accordance with the terms of this Agreement; provided, however, that such transferee shall not be entitled to the other rights of a Member as a result of such transfer until he or she becomes a substituted Member.

(e)         The Company and the Manager shall incur no liability for allocations and distributions made in good faith to the transferring Member until a written instrument of transfer has been received by the Company and recorded on its books and the effective date of the Transfer has passed.

(f)         Any other provision of this Agreement to the contrary notwithstanding, any successor to any Member's Units shall be bound by the provisions hereof.  Prior to recognizing any Transfer in accordance with this Section, the Manager may require the transferring Member to execute and acknowledge an instrument of transfer in form and substance satisfactory to the Manager and to pay the reasonable expenses of the Company incurred in connection with such transfer, and may require the transferee to make certain representations and warranties to the Company and the Members and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.

ANNEX C

(g)          In the event of a Transfer or in the event of a distribution of assets of the Company to any Member, the Company, in the sole and absolute discretion of the Manager, may, but shall not be required to, file an election under Section 754 of the Code and in accordance with the applicable U.S. Treasury regulations, to cause the basis of the Company's assets to be adjusted for federal income tax purposes as provided by Sections 734 or 743 of the Code.

5.3	Transfer of Interest of Manager.

The Manager may not transfer its interest as Manager in the Company other than (a) pursuant to a transaction not deemed to involve an assignment of its investment management obligations within the meaning of the Advisers Act, or (b) with the approval of a Majority of the Members.  By executing this Agreement, each Member shall be deemed to have consented to any such transfer permitted by clause (a) of the preceding sentence.

5.4	Redemptions of Units.

(a)          Members may not require the Company to redeem Units prior to the dissolution of the Company, except as provided in this Section 5.4.

(b)          Except as provided in this Section 5.4(b) and in Section 5.4(i), a Member may voluntarily redeem some or all of such Member’s Units effective as of the last day of each month at the Net Asset Value Per Unit of such Units as of such date, by giving irrevocable written notice to the administrator of the Company at least three (3) business days prior to the proposed redemption date, or such other notice or dates as the Manager in its sole and absolute discretion may determine, indicating in such notice the number of Units to be redeemed or the amount from such Member's Capital Account to be withdrawn on account of such redemption.  The Manager may, in its sole and absolute discretion, decline any request by a Member for the redemption of some but not all of a Member’s Units if:

(i)          the proceeds of such redemption to be received by such Member would be less than US$10,000;

(ii)         such redemption relates to Class 0 Units and would result in the Member holding Class 0 Units with an aggregate Net Asset Value of less than US$10,000; or

(iii)        such redemption relates to Class 2 Units and would result in the Member holding Class 2 Units with an aggregate Net Asset Value of less than US$10,000.

(c)          The Manager may voluntarily withdraw some or all of its Capital Account as of the last day of each calendar month pursuant to this Section 5.4 without giving notice to the Members.

ANNEX C

(d)          Except as provided in Sections 5.4(h) and (i), payment of the redemption price for any Unit that is redeemed shall be equal to the Net Asset Value of the Units that are redeemed as of the redemption date, less any Administration Fees or the Incentive Allocation due with respect to the redeemed Units, and will normally be made in cash within fifteen (15) days after the effective date of such redemption, without interest.

(e)         Upon receipt by the Manager of a Member's notice of intention to redeem Units, the Manager may manage the assets of the Company in a manner which would provide for cash being available to satisfy such Member's request for redemption of Units, but the Manager shall be under no obligation to effect sales of assets if the Manager, in its discretion, determines that such transactions might be detrimental to the interests of the other Members or that such transactions are not reasonably practicable.  In the event that on the date of redemption the redemption cannot be fully funded with cash, the Manager may transfer to the Member Investments selected by the Manager, the fair market value of which together with any cash distributed would satisfy the Member's request for redemption.

(f)	[Intentionally omitted]

(g)          The Manager may, by notice to a Member, mandatorily redeem some or all of the Member's Units pursuant to this Section 5.4, effective on any date designated by the Manager.  The amount due to any such Member whose Units are mandatorily redeemed pursuant to the immediately preceding sentence shall be equal to the Net Asset Value of such Units as of the effective date of the redemption.

(h)          The right of any Member to redeem Units pursuant to the provisions of this Section 5.4 is subject to the provision by the Manager for all liabilities of the Company.

(i)          The right of any Member to redeem Units or to receive a distribution from the Company, pursuant to this Section 5.4 may be suspended or restricted as determined by the Manager:

(i)          when any securities exchange, board of trade or organized inter-dealer market on which a significant portion of the assets of the Company or any Master Fund is regularly quoted or traded is closed (other than for holidays) or trading thereon has been restricted or suspended;

(ii)         whenever, as a result of events, conditions or circumstances beyond the control or responsibility of the Company, disposal of assets of the Company or other transactions in the ordinary course of the Company’s business involving the sale, transfer, delivery or withdrawal of Investments or funds is not reasonably practical without being detrimental to the interests of the Company or the Members;

(iii)        if, for any reason, it is not reasonably practicable to make an accurate and timely determination of the Net Asset Value of the Company or the Units; or

(iv)         if the Manager has adopted a resolution calling for the liquidation and dissolution of the Company.

ANNEX C

The Manager will promptly notify each Member who has submitted a redemption request and to whom payment in full of Net Asset Value of the Units being redeemed has not yet been remitted of any such suspension or restriction of redemption or distribution rights pursuant to this Section 5.4(i).  The Manager may allow any such Members to rescind their redemption request to the extent of any portion thereof for which redemption proceeds have not yet been remitted.  The Manager may in its discretion complete any redemptions or distributions as of a date after the cause of any such suspension has ceased to exist to be specified by the Manager as the effective date of redemption for all purposes of this Section 5.4.

(j)          Any Units that are redeemed shall not share in the income, gains and losses of the Company or have any other rights after the effective date of the redemption.

(k)          The Manager may in its sole discretion waive any requirement or restriction applicable to a redemption of Units by any Member.

ARTICLE VI
TERM; LIQUIDATION

6.1	Term.

(a)        The term of the Company commenced on the date on which the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue until the earliest of the following dates:

(i)          December 31, 2050;

(ii)         any date prior to December 31, 2050 on which the Manager shall elect to dissolve the Company; or

(iii)       the date on which (A) the Manager is declared bankrupt by a court with appropriate jurisdiction, (B) the Manager files a petition commencing a voluntary case under any bankruptcy law, (C) the Manager makes an assignment for the benefit of creditors, (D) a receiver for the property or affairs of the Manager is appointed, (E) the entire interest in the Company held by the Manager is withdrawn from the Company, or (F) the Manager is dissolved and a winding up thereof is commenced.

(b)       Except as provided in Section 6.1(a) or in the Act, the death, mental illness, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Member, the admission to the Company of a new Manager or Member, the withdrawal of a Member from the Company, or the transfer by a Member of such Member’s interest in the Company to a third party shall not cause the Company to dissolve.

ANNEX C

6.2	Liquidation of Assets.

(a)          Upon dissolution of a Series or the Company as a whole, the Manager shall promptly liquidate the business and administrative affairs of the Series or the Company, as the case may be, except that if the Manager is unable to perform this function, a liquidator elected by a Majority of the Members shall liquidate the business and administrative affairs of the Series or Company.  Net Capital Appreciation and Net Capital Depreciation of the Company during the Fiscal Periods which include the period of liquidation shall be allocated pursuant to Article III.  The proceeds from liquidation shall be divided in the following manner:

(i)         the debts, liabilities and obligations of the Series or Company, other than debts to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Series’ assets or the Company's assets to the Members has been completed, shall first be paid;

(ii)         such debts as are owing to the Members shall next be paid; and

(iii)        the Members shall next be paid amounts pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article III to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(iii).

(b)        Anything in this Section 6.2 to the contrary notwithstanding, the Manager or liquidator may distribute to the Members, ratably in-kind rather than in cash, upon dissolution, any assets of the Company; provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in kind shall be valued pursuant to Section 7.2 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind shall be included in the Net Capital Appreciation or Net Capital Depreciation for the Fiscal Period ending on the date of such distribution.

ARTICLE VII
ACCOUNTING AND VALUATIONS;
BOOKS AND RECORDS

7.1	Accounting and Reports.

(a)        The Company may adopt for tax accounting purposes any accounting method which the Manager shall decide in its sole discretion is in the best interests of the Company and which is permissible for U.S. federal income tax purposes.

ANNEX C

(b)          As soon as practicable after the end of each Fiscal Year, the Manager shall cause the financial statements of the Company as of the end of each such Fiscal Year to be audited by a firm of certified public accountants selected by the Manager; and as soon as is practicable thereafter, a copy of a set of financial statements prepared in accordance with generally accepted accounting principles, including the report of such certified public accountants, shall be furnished to each Member.

(c)          As soon as practicable after the end of each taxable year, the Manager shall furnish to each Member such information as may be required to enable each Member properly to report for federal and state income tax purposes such Member’s distributive share of each item of income, gain, loss, deduction or credit of the Company for such year.

7.2	Valuation of Assets.

(a)          The Manager shall value or have valued the Investments of the Company as of the close of business on the last day of each Fiscal Period.  In addition, the Manager shall value Investments which are being distributed in kind as of their date of distribution in accordance with Section 5.4(e) or 6.2(b).  In determining the value of the assets of the Company, no value shall be placed on the goodwill or name of the Company, or the office records, files, statistical data or any similar intangible assets of the Company not normally reflected in the Company's accounting records, but there shall be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Investments pursuant to agreements entered into on or prior to such valuation date.  Valuation of Investments made pursuant to this Section 7.2 shall be based on all relevant factors and is expected to comply generally with the following guidelines:

(i)        Securities are valued at the last reported sales price on the principal securities exchange or market on which such securities are traded.  In the absence of reported sales prices on the valuation date, and in the case of non-listed securities, whether held long or sold short, portfolio positions generally are valued at the mean between the last reported bid and offer quotations.  The value of assets is recorded at their fair value, as determined in good faith by the Manager, in the absence of current quotations or if the Manager concludes that such quotations are not indicative of fair value by reason of illiquidity of a particular asset or other factors.  Independent appraisals generally will not be obtained in these situations.  Securities or other assets that are not readily marketable generally are valued in good faith by the Manager.

(ii)        The value of unrealized gain or loss on open futures contracts shall be recorded as the difference between the contract price on the trade date and the closing price reported as of the valuation date on the primary exchange on which such contracts are traded.

ANNEX C

(iii)        The value of any option listed or traded on any recognized foreign or U.S. exchange shall be the settle price published by the principal exchange upon which it is traded as of the valuation date.  If the recognized foreign or US exchange does not publish a settle price, the value of any options listed or traded on any recognized foreign or U.S. securities exchange shall be the last reported sale price on the relevant valuation date on the principal exchange on which such option is traded.  If no such sale of such option was reported on that date, the market value shall be the average of the last reported bid and asked price.  The market value of any over-the-counter option for which representative broker’s quotations are available shall be determined in like manner by reference to the last reported sale price, or, if none is available, to the average of the last reported bid and asked quotation.  Provisions for the sale of such options written by the Company shall be included in the assets of the Company, and the market value of such options shall be included as a liability.

(iv)       Interests held by the Company in the Offshore Feeder, and indirectly in the Feeder Funds and the Master Funds, will be valued in the same manner as provided in this Section 7.2(a).

(b)          The fair value of any assets not referred to in Section 7.2(a) (or the valuation of any assets referred to therein in the event that the Manager shall determine that there is no active market or that another method of valuation is advisable in the circumstances) shall be determined by or pursuant to the direction of the Manager.

(c)          Appropriate reserves may be accrued for contingent liabilities in such amounts (subject to increase or reduction) and at such times as the Manager in its sole discretion deems necessary or appropriate.

(d)         Except as otherwise determined by or at the direction of the Manager: (i) investment and trading transactions shall be accounted for on the trade date; and (ii) for purposes of determining gain or loss on investment, cost of investments sold shall be determined on the first-in, first-out basis.  Accounts shall be maintained in U.S. dollars, and except as otherwise determined by or at the direction of the Manager: (A) assets and liabilities denominated in currencies other than U.S. dollars shall be translated at the rates of exchange in effect at the close of the Fiscal Period (and exchange adjustments shall be recorded in the results of operations); and (B) investment and trading transactions and income and expenses shall be translated at the rates of exchange in effect at the time of each transaction.

(e)          The Net Asset Value Per Unit of each Class as of any date shall equal the Net Asset Value of the Company, determined as provided in this Section 7.2, attributable to such Class divided by the number of outstanding Units of such Class on such date.

(f)          The value of each Investment of the Company and the Net Asset Value of the Company as a whole and of each Class of Units determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them absent bad faith or manifest error on the part of the Manager, and may not in any event be disputed after the completion of the next audit of the financial statements of the Company.

ANNEX C

7.3	Determinations by Manager.

(a)         All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Sections 3.4 through 3.8 hereof, and the items of income, gain, deduction, loss and credit to be determined and allocated pursuant to Section 3.10 hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Manager unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Members.

(b)          The Manager may make such adjustments to the computation of Net Capital Appreciation or Net Capital Depreciation of the Company with respect to any Member, or any component items comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Company and the intended allocation thereof among the Members.

7.4	Books and Records.

The Manager shall keep books and records pertaining to the affairs of the Company showing all of its assets and liabilities, receipts and disbursements, realized income, gains and losses, Members' Capital Accounts and all transactions entered into by the Company.  Such books and records of the Company shall be kept at its principal office, and all Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

7.5	Tax Matters.

The Manager will (a) cause the Company to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for U.S. federal income tax purposes, (b) not cause or permit the Company to elect to be excluded from the provisions of Subchapter K of the Code or to be treated as a corporation for U.S. federal income tax purposes; and (c) cause the Company to file any required tax returns in a manner consistent with its treatment as a partnership for U.S. federal income tax purposes.

7.6	Confidentiality.

(a)        Each Member acknowledges that, during the period of such Member’s investment in the Company, such Member may have access to confidential and proprietary information of the Company, including, without limitation, information regarding investment and trading strategies and investments made and positions held by the Company.

ANNEX C

(b)          During the period of a Member’s investment in the Company or at any time thereafter, confidential information of the Company may not be used in any way by such Member or former Member for such Member’s own private or commercial purposes (other than in connection with such Member’s evaluation of the Company) or, directly or indirectly, disclosed to or discussed with any other person or entity, except those owners, directors, officers, employees, accountants, attorneys or agents of the Member whose access to such information is reasonably necessary for such Member’s operations and who are bound by similar obligations as to non-disclosure of confidential information, or except as required by law.

(c)          Each Member acknowledges and agrees that the Company and the Manager may be harmed irreparably by a violation of this Section 7.6 and that the Company and the Manager shall be entitled to injunctive relief, to enforcement of this Section 7.6 by specific performance and to damages in the event of any such breach.  Each Member agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(d)       Notwithstanding Sections 7.6(a) and (b), a Member may disclose the tax treatment and the tax structure (within the meaning of U.S. Treasury Regulation 1.6011-4(b)(3)) of the Company.

ARTICLE VIII
GENERAL PROVISIONS

8.1	Amendment.

(a)          Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the written consent of (i) the Manager and (ii) a Majority of the Members.

(b)          Any amendment which would:

(i)          increase the obligation of a Member to make a contribution to the capital of the Company;

(ii)         reduce the Capital Account of such Member other than in accordance with Section 3.3(d); or

(iii)       change the provisions of Sections 3.4 through 3.9, 5.4 or 6.2 to alter any such Member's rights with respect to allocation of Net Capital Appreciation or Net Capital Depreciation of the Company or with respect to distributions and withdrawals;

may only be made if the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof.

(c)          Notwithstanding paragraphs (a) and (b) of this Section 8.1, this Agreement may be amended by the Manager without the consent of Members if (i) such amendment becomes effective as of a date which is not less than ninety (90) days after the Manager has delivered written notice of such amendment to each Member affected by the amendment, and (ii) the Members shall be given the right to withdraw from the Company as of the last day of the month immediately preceding the effective date of the amendment.

ANNEX C

(d)          The Manager may at any time without the consent of the Members:

(i)          amend the Register of Members to reflect any change required to be made therein pursuant to the terms of this Agreement;

(ii)        restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith, to incorporate such amendments in a single, integrated document; and

(iii)       amend this Agreement (other than with respect to the matters set forth in Section 8.1(b)) to effect compliance with any applicable law or regulation or in any other manner that does not adversely affect the rights or obligations of any Member.

(e)          The Manager shall give written notice of any amendment to this Agreement (other than any amendment of the type contemplated by clause (i) or (ii) of Section 8.1(d)) to all of the Members, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2	Notices.

Notices which may or are required to be given under this Agreement by any party to another shall be given by hand delivery or by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the Register of Members or to such other addresses as may be designated by any party hereto by notice addressed to the Manager in the case of notice given by any Member, and to each of the Members in the case of notice given by the Manager. Notices shall be deemed to have been given when delivered by hand or on the date indicated as the date of receipt on the return receipt.

8.3	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations of the Manager hereunder shall not be assignable, transferable or delegable except as provided in Sections 5.2 and 5.3, and any attempted assignment, transfer or delegation thereof which is not made pursuant to the terms of Sections 5.2 or 5.3 shall be void.

8.4	Governing Law.

This Agreement, and the rights of the Members hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rule thereof.  The parties hereby consent to exclusive jurisdiction and venue for any action arising out of this Agreement in any state or federal court located in the City and State of New York.  Each Member consents to service of process in any action arising out of this Agreement by the mailing thereof by registered or certified mail, return receipt requested, to such Member's address set forth in the Register of Members.  In any action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all expenses, including reasonable attorneys fees, incurred in connection therewith.

ANNEX C

8.5	Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among the Members and between the Members and former or prospective Members and the Company.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

8.6	Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

8.7	Certification of Non-Foreign Status.

Each Member or transferee of an interest in the Company shall certify, upon request of the Manager, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Company, and shall notify the Company within thirty (30) days of any change in such Member's status.

8.8	Bank Holding Company Act.

If any Member’s voting interest in the Company is determined at any time to be in the aggregate in excess of 4.9% of the total outstanding voting interests of the Members, and such Member is a bank holding company (or a subsidiary thereof), as defined in the Bank Holding Company Act of 1956, as amended (the "BHCA"), or otherwise subject to the provisions of the BHCA as if it were a bank holding company, the voting interest in the Company of such Member shall be deemed to be a non-voting interest to the extent of such excess above 4.9% (whether or not subsequently transferred in whole or in part to any other person).  Non-voting interests shall not be counted as interests in the Company held by a Member for purposes of determining whether any vote or consent required has been approved under this Agreement or given by the requisite percentage of interests of Members entitled to vote.  Notwithstanding the foregoing, a Member that is a financial holding company under the BHCA permitted to engage in merchant banking activities thereunder may elect to be excluded from the coverage of the immediately preceding sentence by delivering written notice thereof to the Manager, which election may be revoked at any time by such Member in its discretion.  Except as provided in this Section 8.8, an interest in the Company which is held by a Member as a non-voting interest will be identical in all respects to all other interests in the Company held by Members.

ANNEX C

8.9	Miscellaneous.

(a)         This Agreement and the documents referred to herein embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter; provided that the Manager, on its own behalf or on behalf of the Company, may enter into a side letter, subscription agreement or other agreement to or with any Member which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement with respect to such Member.  The Members agree that any terms contained in a side letter, subscription agreement or other agreement to or with a Member shall govern with respect to such Member notwithstanding any contrary provisions of this Agreement.

(b)          The captions and titles preceding the text of each Section hereof shall be disregarded in the construction of this Agreement.

(c)          This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

ANNEX C

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER:

GRAHAM CAPITAL MANAGEMENT, L.P.

By:	/s/ Brian Douglas
Name: Brian Douglas
Title: Chief Executive Officer

MEMBERS:

GRAHAM CAPITAL MANAGEMENT, L.P.

Each of the persons hereafter admitted as Members, pursuant to powers of attorney executed by such persons in favor of, and delivered to, the undersigned.

By:	GRAHAM CAPITAL MANAGEMENT, L.P.

By:	/s/ Brian Douglas
Name: Brian Douglas
Title: Chief Executive Officer